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                                                              EXHIBIT 11(a)



            Consent of Independent Accountants


            We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 20, 1998, relating to the financial statements and financial highlights of The Gabelli Value Fund Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.

            /s/Price Waterhouse LLP PRICE WATERHOUSE LLP 1177 Avenue of the Americas New York, New York 10036 April 24, 1998